Pricing Supplement (To Prospectus dated August 4, 2021 and Series N Prospectus Supplement dated August 4, 2021) September 26, 2022
$1,684,000
Fixed to Floating Rate Notes, due September 28, 2027, Linked to the Consumer Price Index
●
The notes are senior unsecured debt securities issued by Bank of America Corporation (“BAC”). All payments and return of the principal amount on the notes are subject to our credit risk.
●
The CUSIP number for the notes is 06048WY46.
●
The notes will be issued in minimum denominations of $1,000, and whole multiples of $1,000.
●
The notes are designed for investors who wish to receive monthly interest income, where, as described below, the amount of such interest after the first year of the term of the Notes depends on the level of the Consumer Price Index (the “CPI”).
●
Interest will be paid monthly on the 28th day of each month, beginning on October 28, 2022, up to and including the Maturity Date.
●
From, and including, the issue date to, but excluding, September 28, 2023, the notes will bear interest at the fixed rate of 6.00% per annum.
●
Thereafter, the annualized interest rate for each monthly interest period will equal the applicable CPI Inflation Adjustment (as defined below) plus the Spread (as defined below).
●
It is possible that you will not receive any interest payments on the notes after the first year of their term. However, in no event will the annualized interest rate applicable to any interest period after the first year of the notes be less than 0.00% or greater than 10.00%. We further describe how to determine the interest payable on the notes beginning on page PS-14.
●
As described in more detail in “Summary” below, the “CPI Inflation Adjustment” will equal the percentage change in the CPI between (a) the month that is 15 months prior to the month in which the applicable interest period begins and (b) the month that is three months prior to the month in which the applicable interest period begins.
●
The Spread is 0.50%.
●
At maturity, you will receive a cash payment equal to the principal amount of the notes, plus any accrued but unpaid interest.
●
Prior to maturity, the notes are not redeemable at our option or repayable at your option.
●
The notes will not be listed on any securities exchange.
●
The initial estimated value of the notes is less than the public offering price. The initial estimated value of the notes as of September 26, 2022 (“the pricing date”) is $942.50 per $1,000 in principal amount of notes. See “Summary” on page PS-3 of this pricing supplement, “Risk Factors” beginning on page PS-9 of this pricing supplement and “Structuring the Notes” on page PS-22 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
	Per Note	Total
Public Offering Price(1)	100.00%	$ 1,684,000.00
Underwriting Discount(1)	1.00%	$ 16,480.00
Proceeds (before expenses) to BAC	99.00%	$ 1,667,160.00
(1)
Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $990.00 (99.00%) per $1,000 in principal amount of the notes. See “Supplemental Plan of Distribution-Conflicts of Interest” in this pricing supplement.
The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-9 of this pricing supplement, “Risk Factors Related to the Notes” beginning on page S-9 of the attached prospectus supplement, and “Risk Factors” beginning on page 8 of the attached prospectus. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs.
None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We will deliver the notes in book-entry form only through The Depository Trust Company on September 28, 2022 against payment in immediately available funds.
Series N MTN prospectus supplement dated August 4, 2021 and prospectus dated August 4, 2021

BofA Securities
Selling Agent

SUMMARY
This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand these notes. You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.
Certain defined terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.
You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.
Payments on the notes depend on our credit risk and on the performance of the CPI. The economic terms of the notes are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements we enter into. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the hedging related charges described below, reduced the economic terms of the notes to you and the initial estimated value of the notes. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
The initial estimated value of the notes as of the pricing date is $942.50 per $1,000 in principal amount of notes. For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page PS-9 and “Structuring the Notes” on page PS-22.
The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to Bank of America Corporation.
What are the notes?
The notes are senior debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding, except obligations that are subject to any priorities or preferences by law, and any payments due on the notes, including any repayment of principal, will be subject to our credit risk.
The notes differ from traditional debt securities in that their return will be linked to changes in the CPI (as described below). Interest payable on the notes may be more or less than the rate that we would pay on a conventional fixed-rate or floating-rate debt security with the same maturity, and may be as low as 0.00% but not more than 10.00% per annum after the first year of the notes.
Investors in the notes should have a view as to the CPI and related interest rate movements, must be willing to forgo guaranteed market rates of interest for the term of their investment in the notes, and must be willing to accept that, after the first year of the notes, the interest rate may be as low as 0.00% but not more than 10.00% per annum.
Will you receive interest on the notes?
Yes, subject to the following terms.
During the first year of the notes, the notes will bear interest at the rate of 6.00% per annum.
Thereafter, the amount of interest due for any interest period will be determined based on a rate equal to the sum of (a) the applicable CPI Inflation Adjustment (as determined by the calculation agent) plus (b) the Spread.
The annualized interest rate for each monthly interest period after September 28, 2023 may be as low as 0.00%. However, in no event will the annualized interest rate applicable to any interest period be less than 0.00% or greater than 10.00%. The interest payment for each interest period will be paid monthly in arrears on the 28th day of each month, beginning on October 28, 2022, up to and including the Maturity Date.
Interest is computed on an Actual/Actual day-count basis. If any interest payment date or the maturity date of the notes falls on a day that is not a business day (as defined below), we will make the required payment on the next business day, and no additional interest will accrue in respect of the payment made on the next business day.
Are the notes equity or debt securities?
The notes are our senior debt securities. However, these notes differ from traditional debt securities in that payments of interest after the first year of their term are linked to the CPI. The interest that we will pay to you on the notes may be more or less than the rate that we would pay on a conventional fixed-rate or floating-rate debt security with the same maturity. The notes have been designed for investors who are willing to forgo guaranteed market rates of interest on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities.
Will you receive your principal at maturity?
Yes. If you hold the notes until maturity, you will receive your principal amount and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors— Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.” However, if you sell the notes prior to maturity, you may find that the market value of the notes may be less than the principal amount of the notes.

How will the rate of interest on the notes be determined?
The calculation agent will determine the applicable interest rate for each monthly interest period after the first year of the notes using the following formula:
Interest Rate = CPI Inflation Adjustment + Spread
In no event will the annualized interest rate applicable to any interest period be less than 0.00% or greater than 10.00%.
The “CPI Inflation Adjustment” for each interest period will be determined on the applicable interest determination date by the calculation agent using the following formula and then expressed as a percentage:
The “interest determination date” for an interest period will be the interest reset date for such interest period.
“CPI A ” means the level of the CPI first published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS,” or the “Index Sponsor”) for the month that is three calendar months prior to the month in which the relevant interest period begins. For example, after the first year of the term of the notes, CPI A for the interest to be paid in January of each year will be the CPI for September of the prior year.  (This is because the interest period for the interest payment that will be made in January begins in the preceding December, and the third month prior to December is September.)
“CPI B ” means the level of the CPI first published by the Index Sponsor for the month that is one year prior to the month used to determine CPI A .
In calculating CPI A and CPI B , the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month.  However, if a value of CPI A and CPI B  used by the calculation agent on any interest determination date to determine the interest rate on the notes (an “initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the initial CPI, and the interest rate determined on such interest determination date will not be revised.
The CPI Inflation Adjustment will be rounded to the nearest one-hundred thousandth of a percent.
The Spread is 0.50%.
What does the CPI measure?
The CPI is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment (CPI-U NSA) published by the BLS. The CPI is a measure of the prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs, and charges for doctor and dentist services. In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.000. The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.
What have been the historic levels of the CPI?
There have been periods of volatility in the CPI, and such volatility may occur in the future. The table on page PS-18 shows the monthly levels of the CPI since January 2017. However, it is not possible to accurately predict the levels of the CPI or the performance of the notes in the future. Past levels of the CPI are not necessarily indicative of future levels for any other period.
How will you be able to find the level of the CPI?
You can obtain the level of the CPI from Bloomberg® using the symbol “CPURNSA <Index>”, or from the BLS’s internet website at www.bls.gov/cpi/home.htm. Please note that any information available from these sources is not part of, nor should it be deemed to be incorporated into, this pricing supplement.

Examples: Below are three examples of the calculation of the annualized interest rate payable on a hypothetical interest payment date for the notes after the first year of their term. The examples are based on the Spread of 0.50%. The hypothetical CPI B was 233.546. These examples are for purposes of illustration only. The actual annualized interest rate to be applied in calculating the interest payable on the notes for any interest period after the first year of their term will depend on the actual levels of the CPI for the relevant months.
Example 1: In this example, suppose the hypothetical CPI A is 208.220, which is less than CPI B . The hypothetical annualized rate of interest for the interest payment to be made would be:
= [(208.220/233.546) — 1] + 0.50%
= -10.844116% + 0.50%
= -10.344116%
Because the annualized interest rate applicable to any interest period may not be less than 0.00%, the hypothetical interest rate for the monthly interest period in this example would be equal to 0.00%.
Example 2: In this example, suppose the hypothetical CPI A is 235.946. The hypothetical annualized rate of interest for the interest payment to be made would be:
= [(235.946/233.546) — 1] + 0.50%
= 1.027635% + 0.50%
= 1.527635%
Example 3: In this example, suppose the hypothetical CPI A is 300.000. The hypothetical annualized rate of interest for the interest payment to be made would be:
= [(300.000/233.546) — 1] + 0.50%
= 28.454352% + 0.50%
= 28.954352%
Because the annualized interest rate applicable to any interest period may not be greater than 10.00%, the hypothetical interest rate for the monthly interest period in this example would be equal to 10.00%.

Who will determine the interest rate applicable to each interest amount?
A calculation agent will make all the calculations associated with determining each interest payment. We have appointed our subsidiary, Merrill Lynch Capital Services, Inc. (“MLCS”), to act as calculation agent. See the section entitled “Description of the Notes—Role of the Calculation Agent.”
Who is the selling agent for the notes?
BofA Securities, Inc. (“BofAS”) is acting as our selling agent in connection with this offering and will be compensated based on the total principal amount of notes sold. The selling agent is not your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon this pricing supplement, or the accompanying prospectus or prospectus supplement, as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.
How are the notes being offered?
We have registered the notes with the SEC in the United States. However, we are not registering the notes for public distribution in any jurisdiction other than the United States. The selling agent may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)—Selling Restrictions” in the prospectus supplement.
Will the notes be listed on an exchange?
No. The notes will not be listed on any securities exchange, and a market for them may never develop.
Does ERISA impose any limitations on purchases of the notes?
Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”) or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
Any plan or entity purchasing the notes will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations” in the prospectus.
Are there any risks associated with your investment?
Yes. An investment in the notes is subject to risk. Please refer to the sections entitled “Risk Factors” beginning on the next page of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page S-9 of the prospectus supplement and “Risk Factors” beginning on page 8 of the prospectus.

RISK FACTORS
Your investment in the notes entails significant risks, many of which differ from those of a conventional security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the notes in the "Risk Factors Relating to the Notes" section beginning on page PS-9 of the prospectus supplement and the “Risk Factors” section beginning on page 8 of the prospectus.
Structure-related Risks
Your return is limited by the cap on the interest rate. After the first four quarterly interest periods, the interest rate applicable to any interest period will be variable but will not be greater than 10.00% per annum. Accordingly, your return on the notes may not reflect the full extent of the performance of the CPI Inflation Adjustment.
It is possible that you may not earn a return on your investment after the first year of the term of the notes. The interest payable on the notes during any interest period commencing on and after September 28, 2023 will depend on the CPI Inflation Adjustment, determined as of the relevant interest determination date. As a result, you could receive little or no payment of interest on one or more of the interest payment dates after the first year of the term of the notes. If the sum of the CPI Inflation Adjustment and the Spread is less than or equal to 0.00% on each interest determination date after the first year of the term of the notes, even if the sum of the CPI Inflation Adjustment and the Spread exceeds 0.00% during other days during each interest period, your return on the notes would be limited to the principal amount plus the interest paid during the first year of their term.
We have no control over various matters, including economic, financial and political events, which may affect the level of the CPI, and thus the CPI Inflation Adjustment. In recent years, the CPI Inflation Adjustment has been volatile, and such volatility may be expected in the future. However, historical performance is not necessarily indicative of what may occur in the future. You should have a view as to CPI and related interest rate movements, and must be willing to forgo guaranteed market rates of interest for the term of the notes, before investing.
Your yield may be less than the yield on a conventional debt security of comparable maturity. It is possible that the annualized rate of interest for any interest period after the first year of their term will not be greater than 0.00%. If the CPI Inflation Adjustment is negative, and the sum of the CPI Inflation Adjustment and the Spread is less than or equal to 0.00% in any monthly interest period, the annualized interest rate for that interest period will be equal to 0.00%. Even if the sum of the CPI Inflation Adjustment and the Spread is greater than such an amount, the resulting interest rate may be less than returns otherwise payable on other debt securities with similar maturities. In addition, while increases in the levels of the CPI will increase the rate of interest payable on the notes after the first year of their term, changes in these levels will not increase the principal amount payable to you at maturity.
Even if interest is paid on the notes after the first year of their term, the yield that you receive on the notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money, including inflation.
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the notes is dependent upon our ability to repay our obligations on the applicable payment date. This will be the case even if the CPI increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes or on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of the notes.
Our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in our credit spreads prior to the maturity date of the notes may adversely affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the CPI, an improvement in our credit ratings will not reduce the other investment risks related to the notes.
Valuation- and Market-related Risks
The public offering price you are paying for the notes exceeds their initial estimated value. The initial estimated value of the notes that is provided in this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.
The initial estimated value does not represent a minimum or maximum price at which we, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.
The quoted price of any of our affiliates for the notes could be higher or lower than the price that you paid for them.
If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of market interest rates, changes in our internal funding rate, and the inclusion in the public offering price of the underwriting discount and hedging related charges, all as further described in "Structuring the Notes" on page PS-22. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
We cannot assure you that a trading market for the notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.
The development of a trading market for the notes will depend on our financial performance and other factors, including the CPI. The number of potential buyers of your notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the notes, but neither BofAS nor any of our other affiliates is required to do so. BofAS may discontinue its market-making activities as to the notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the notes. Any price at which BofAS may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.
In addition, if at any time BofAS were to cease acting as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market and there may be no secondary market at all for the notes. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed and you should be prepared to hold the notes until maturity.
If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount of the notes. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.
●
The Level of the CPI. We expect that the market value of the notes will depend substantially on the amount by which the levels of the CPI are expected to exceed or not exceed its levels in a previous year. If you sell your notes when the levels or expected levels of the CPI are less than, or expected to be less than, its levels in the previous year (for example, in a period of deflation), or are not, or are expected to not be, sufficiently in excess of the previous year’s levels to result in the applicable monthly interest rate payable on the notes after the final year of their term equaling or exceeding market interest rates (as compared to traditional interest-bearing debt securities), you may receive less than the principal amount that would be payable at maturity because of the expectation that the levels of the CPI will remain at levels that result in insufficient interest being payable on the notes. However, as the level of the CPI increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate.

●
Volatility of the CPI. Volatility is the term used to describe the size and frequency of market fluctuations. During recent periods, the level of the CPI has had periods of volatility. The volatility of the level of the CPI during the term of the notes may vary. Increases or decreases in the volatility of the CPI may have an adverse impact on the market value of the notes.

●
Economic and Other Conditions Generally. The general economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events. These factors interrelate in complex ways, and may affect the levels of the CPI and the market value of your notes.

●
Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the notes. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the notes. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the notes.

●
Time to Maturity. There may be a disparity between the market value of the notes prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the level of the CPI prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of the notes will approach a value that reflects the remaining interest payments on the notes based on the then-current level of the CPI.

CPI-related Risks
The BLS, as sponsor of the CPI, may adjust the calculation of the CPI in a way that affects its value, and the BLS has no obligation to consider your interests. There can be no assurance that the BLS will not change the method by which it calculates the CPI in a way that reduces the level of the CPI. Similarly, the BLS may alter, discontinue, or suspend calculation or dissemination of the CPI. Any of these actions could adversely affect the value of the notes. The BLS will have no obligation to consider your interests in calculating or revising the CPI.
Consumer prices may change unpredictably, affecting the level of the CPI and the market value of the notes in unforeseeable ways. Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the CPI and the market value of the notes in varying ways, and different factors may cause the level of the CPI to move in inconsistent directions at inconsistent rates.
You must rely on your own evaluation of the merits of an investment linked to the CPI. In the ordinary course of their businesses, we or our affiliates may have expressed views on expected movements in the CPI and inflation, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the CPI may at any time have significantly different views from those of ours or our affiliates. For these reasons, you are encouraged to derive information concerning the CPI and inflation from multiple sources, and you should not rely on the views expressed by us or our affiliates.
Neither the offering of the notes nor any views which we or our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.
Conflicts-related Risks
Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including BofAS, may engage in trading activities related to the notes that are not for your account or on your behalf. We or one or more of our affiliates, including the selling agent, also may issue, or our affiliates may underwrite, other financial instruments with returns linked to the CPI. We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due under the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. Our subsidiary, MLCS, will be the calculation agent for the notes and, as such, will determine the amount of interest to be paid on the notes. Under some circumstances, these duties could result in a conflict of interest between MLCS’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that it would be required to make if the CPI is unavailable. See the section entitled “Description of the Notes—Discontinuance of the CPI; Alteration of Method of Calculation.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.
Tax-related Risks
The U.S. federal income tax consequences of an investment in the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in the notes, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”
You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. The notes will be considered to be issued with original issue discount. You may be required to include income on the notes over their term in excess of the quarterly coupon payments based on the comparable yield for the notes. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.
You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

DESCRIPTION OF THE NOTES
General
The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series N” issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.
The notes are issued in minimum denominations of $1,000, and whole multiples of $1,000. The notes will mature on September 28, 2027.
Prior to maturity, the notes are not redeemable at our option or repayable at your option. The notes are not subject to any sinking fund.
The notes will be issued in book-entry form only.
Interest
From, and including, the issue date to and including September 28, 2023, the notes will bear interest at the rate of 6.00% per annum.
Thereafter, the calculation agent will determine the applicable CPI Inflation Adjustment for each interest period. The annualized interest rate for each interest period after the first year of the term of the notes will equal the sum of (a) the applicable CPI Inflation Adjustment plus (b) the Spread.
The annualized interest rate for each monthly interest period after the first year of the term of the notes may be as low as 0.00%. However, in no event will the annualized interest rate applicable to any interest period be less than 0.00% or greater than 10.00%.
Each interest payment due for a monthly interest period will be paid in arrears on the 28th day of each month of each year over the term of the notes, beginning October 28, 2022, and ending on the maturity date. Interest will be calculated on an Actual/Actual day-count basis. Each monthly interest period (other than the first monthly interest period from, and including, the original date of issuance of the notes to, but excluding, October 28, 2022) will commence on, and will include, an interest payment date, and will extend to, but will exclude, the next succeeding interest payment date or the maturity date, as applicable. If any interest payment date, including the maturity date of the notes, falls on a day that is not a business day, no adjustment will be made to the length of the corresponding monthly interest period; however, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.
For as long as the notes are held in book-entry only form, the record date for each payment of interest will be one business day prior to the payment date. If notes are not held in book-entry only form, the record dates will be the fifteenth calendar day preceding such interest payment date, whether or not such record date is a business day.
A “business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

The interest rate for each interest period will be reset on the first day of that interest period, which we refer to as the “interest reset date.” Once determined by the calculation agent, the applicable interest rate for each monthly interest period will apply from and including the interest reset date, through, but excluding, the next interest reset date (or the maturity date, as applicable).
The relevant “CPI Inflation Adjustment” will be determined on the applicable interest determination date by the calculation agent using the following formula and then expressed as a percentage:
The “interest determination date” for an interest period will be the interest reset date for such interest period.
CPI A means the level of the CPI first published by the Index Sponsor for the month that is three calendar months prior to the month in which the relevant interest period begins. For example, CPI A for the interest to be paid after the first year of the term of the notes in January of each year will be the CPI for September of the prior year.
“CPI B ” means the level of the CPI first published by the Index Sponsor for the month that is one year prior to the month used to determine CPI A .
In calculating CPI A and CPI B , the calculation agent will use the most recently available value of the CPI determined as described above on the applicable interest determination date, even if such value has been adjusted from a prior reported value for the relevant month.  However, if a value of CPI A and CPI B  used by the calculation agent on any interest determination date to determine the interest rate on the notes (an “initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the initial CPI, and the interest rate determined on such interest determination date will not be revised.
The Spread is 0.50%.
Payment at Maturity
On the maturity date, you will be paid the principal amount of the notes and any accrued and unpaid interest on the notes, subject to our credit risk. See “Risk Factors—Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes” above.
Regardless of the amounts of the interest payable during each interest period over the term of the notes, you will receive your principal amount at maturity, assuming that we are otherwise able to pay our debts on the maturity date.
Discontinuance of the CPI; Alteration of Method of Calculation
If, while the notes are outstanding, the CPI is discontinued or substantially altered, as determined by the calculation agent in its sole discretion, the calculation agent will determine the interest rate on the notes by reference to the applicable substitute index that is chosen by the Secretary of the Treasury for the United States Department of the Treasury’s Inflation-Protected Securities, as described in Appendix B, Section I, Paragraph B.4 of Part IV of 69 Federal Register, No. 144 (July 28, 2004) or, if no such securities are outstanding, the substitute index will be determined by the calculation agent in accordance with general market practice at the time; provided that the procedure for determining the resulting interest rate is administratively acceptable to the calculation agent.
If the CPI is rebased or similarly adjusted at any time (as rebased or adjusted, the “Rebased Index”), the calculation agent will determine the CPI and the monthly interest rates using the Rebased Index. The calculation agent shall make adjustments to the levels of the Rebased Index so that the Rebased Index levels reflect the same rate of inflation as the Index before it was rebased.
Notwithstanding these alternative arrangements, discontinuance of the publication of the CPI may adversely affect trading in the notes.
Role of the Calculation Agent
The calculation agent has the sole discretion to make all determinations regarding the notes, including determinations regarding the amount of each CPI Inflation Adjustment and each interest payment, substitute indices, Rebased Indices, and business days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
We have initially appointed our subsidiary, MLCS, as the calculation agent, but we may change the calculation agent at any time without notifying you.
Same-Day Settlement and Payment
The notes will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.
Events of Default and Rights of Acceleration
If an event of default (as defined in the Senior Indenture) occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration; Covenant Breaches” in the prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date. In case of an event of default, the notes will not bear a default interest rate. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the U.S. Bankruptcy Code, to the original public offering price of the notes.
Listing
The notes will not be listed on any securities exchange.

THE CONSUMER PRICE INDEX
General
We have obtained all information regarding the CPI contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available sources. This information reflects the policies of, and is subject to change by, the BLS. The BLS is not involved in the offering of the notes in any way and has no obligation to consider your interests as a holder of the notes. The BLS has no obligation to continue to publish the CPI, and may discontinue publication of the CPI at any time in its sole discretion. The consequences of the BLS discontinuing publication of the CPI are described in the section entitled “Description of the Notes—Discontinuance of the CPI; Alteration of Method of Calculation.” None of us, the calculation agent, or the selling agent assumes any responsibility for the calculation, maintenance, or publication of the CPI or any successor index, or the accuracy or completeness of any information relating to the CPI.
The CPI for purposes of the notes is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment, which is published monthly by the BLS. The BLS makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. The CPI is published by the BLS on its internet website www.bls.gov/cpi/home.htm, and is currently available only for reference purposes on Bloomberg® using the symbol “CPURNSA <Index>”. A schedule of the dates for upcoming releases of the CPI may be found at the Index Sponsor’s internet website at www.bls.gov/schedule/news_release/cpi.htm. Please note that any information available from these sources is not part of, nor should it be deemed to be incorporated into, this pricing supplement.
The CPI is a measure of prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs, and charges for doctor and dentist services. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds, and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees, and others not in the labor force. In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.000. The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.
Historical Levels of the CPI
Historical levels of the CPI are not an indication of the future levels of the CPI during the term of the notes. In the past, the CPI has experienced periods of volatility, and such volatility may occur in the future. Fluctuations and trends in the level of the CPI that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Holders of the notes will receive interest payments that will be affected by changes in the level of the CPI, and those changes may be significant.
The following table shows the historical monthly levels of the CPI from January 2017 through August 2022, as reported by the Index Sponsor and published on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>”, as well as the percentage change of each monthly CPI level as compared to the CPI level of the prior year. We do not make any representation or warranty as to the accuracy or completeness of the CPI data in the table below.
Monthly Levels of the CPI and Year—Over-Year Percentage Changes in the Level of the CPI
	2017		2018		2019	2020			2021
	Level	% Change Year-Over-Year	Level	% Change Year-Over-Year	Level	% Change Year-Over-Year	Level	% Change Year-Over-Year	Level	% Change Year-Over-Year
January	242.839	2.50004%	247.867	2.07051%	251.712	1.60000%	257.971	2.50000%	261.582	1.40000%
February	243.603	2.73796%	248.991	2.21180%	252.776	1.50000%	258.678	2.30000%	263.014	1.70000%
March	243.801	2.38061%	249.554	2.35971%	254.202	1.90000%	258.115	1.50000%	264.877	2.60000%
April	244.524	2.19969%	250.546	2.46274%	255.548	2.00000%	256.389	0.30000%	267.054	4.20000%
May	244.733	1.87488%	251.588	2.80101%	256.092	1.80000%	256.394	0.10000%	269.195	5.00000%
June	244.955	1.63349%	251.989	2.87155%	256.143	1.60000%	257.797	0.60000%	271.696	5.40000%
July	244.786	1.72798%	252.006	2.94952%	256.571	1.80000%	259.101	1.00000%	273.003	5.40000%
August	245.519	1.93897%	252.146	2.69918%	256.558	1.70000%	259.918	1.30000%	273.567	5.30000%
September	246.819	2.23296%	252.439	2.27697%	256.759	1.70000%	260.28	1.40000%	274.31	5.40000%
October	246.663	2.04113%	252.885	2.52247%	257.346	1.80000%	260.388	1.20000%	276.589	6.20000%
November	246.669	2.20258%	252.038	2.20000%	257.208	2.10000%	260.229	1.20000%	277.948	6.80000%
December	246.524	2.10908%	251.233	1.90000%	256.974	2.30000%	260.474	1.40000%	278.802	7.00000%
Monthly Levels of the CPI and Year—Over-Year Percentage Changes in the Level of the CPI
	2022
	Level	% Change Year-Over-Year
January	281.148	7.50000%
February	283.716	7.90000%
March	287.504	8.50000%
April	289.109	8.30000%
May	292.296	8.60000%
June	296.311	9.10000%
July	296.276	8.50000%
August	296.710	8.30000%
The following graph sets forth, for the period from January 2017 to August 2022:
●	the percentage change of the CPI for each calendar month, as compared to the same month in the prior fiscal year; and
●	the percentage change described above plus the Spread of 0.50% and adjusted to reflect the minimum payable interest rate of 0.00% and the maximum payable interest of 10.00%.
This graph is intended to demonstrate the impact of changes to the CPI, the minimum interest rate of 0.00% and the maximum interest rate of 10.00%. However, this graph is for purposes of illustration only. The actual interest rate on the notes for any interest period will depend on the actual levels of the CPI in the applicable calendar months.
Before investing in the notes, you should consult publicly available sources for the levels of the CPI.

SUPPLEMENTAL PLAN OF DISTRIBUTION—CONFLICTS OF INTEREST
Our broker-dealer subsidiary, BofAS, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the distribution agreement described in the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-102 of the accompanying prospectus supplement.
The selling agent will receive the compensation set forth on the cover page of this pricing supplement as to the notes sold through its efforts.
The selling agent is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, the offering of the notes will conform to the requirements of FINRA Rule 5121. Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees, or commissions. The price to public for investors purchasing the notes in these accounts may be as low as $990.00 per $1,000 in principal amount of the notes.
The selling agent is not acting as your fiduciary or advisor solely as a result of the offering of the notes, and you should not rely upon any communication from the selling agent in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.
The settlement of the notes will occur on September 28, 2022.
If you place an order to purchase the notes from BofAS, you are consenting to BofAS acting as a principal in effecting the transaction for your account. BofAS is acting as an underwriter in connection with this offering and will receive underwriting compensation from us.
The selling agent and any of our other broker-dealer affiliates, may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short undetermined initial period after the issuance of the notes, BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated initial value of the notes. Any price offered by BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the level of the CPI and the remaining term of the notes. However, none of us, BofAS or any of our other affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that any party will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
Any price that BofAS may pay to repurchase the notes will depend upon then prevailing market conditions, our creditworthiness, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
Sales Outside of the United States
     The notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BAC or any affiliate of BAC to offer the notes in any jurisdiction other than the United

States. As such, these notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
     Further, no offer or sale of the notes is being made to residents of:
●	Aruba
●	Australia
●	Bahamas
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao
●	Gibraltar
●	Indonesia
●	Italy
●	Iran
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela
     You are urged to carefully review the Selling Restrictions that may be applicable to your jurisdiction beginning on page S-105 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
     None of this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of notes which are the subject of the offering contemplated in this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. BAC has not authorized, nor does it authorize, the making of any offer of notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
     Prohibition Of Sales To EEA And United Kingdom Retail Investors — The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom
     The communication of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
     Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BAC.
     All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

STRUCTURING THE NOTES
The notes are our debt securities, the return on which is linked to the performance of the CPI. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes at the time the terms of the notes are set and on the pricing date being less than their public offering price.
In order to meet our payment obligations on the notes, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the CPI, the tenor of the notes and the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than this amount.
For further information, see “Risk Factors” beginning on page PS-9 of this pricing supplement.
VALIDITY OF THE NOTES
In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus and prospectus supplement, all in accordance with the provisions of the indenture governing the notes, the notes will be the legal, valid and binding obligations of BAC, subject to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date of this pricing supplement. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated June 25, 2021, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the Securities and Exchange Commission on June 25, 2021.

Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BAC.

U.S. FEDERAL INCOME TAX SUMMARY
The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This discussion does not address the tax consequences applicable to holders subject to Section 451(b) of the Code. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
Tax Characterization of the Notes
No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.
U.S. Holders
If the notes are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such notes generally will be subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report Original Issue Discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to the notes. A U.S. Holder of the notes generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.
The following table is based upon a projected payment schedule and a comparable yield equal to 5.90% per annum (compounded monthly). This tax accrual table is based upon a projected payment schedule per $1,000.00 principal amount of the notes, which would consist of estimates of the monthly interest payments and a single principal payment of $1,005.0039 (including the final estimated monthly interest payment) at maturity. The following tables are for illustrative purposes only, and we make no representations or predictions as to what the actual amounts of interest payments will be.
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount of the Notes)
September 28, 2022 through December 31, 2022	$15.0773	$15.0773
January 1, 2023 through December 31, 2023	$58.9646	$74.0419
January 1, 2024 through December 31, 2024	$58.9759	$133.0178
January 1, 2025 through December 31, 2025	$59.1377	$192.1556
January 1, 2026 through December 31, 2026	$59.0828	$251.2384
January 1, 2027 through September 28, 2027	$43.9469	$295.1853
In addition, we have determined the projected payment schedule for the notes as follows:
Taxable Year	Payment on January 28	Payment on February 28	Payment on March 28	Payment on April 28	Payment on May 28	Payment on June 28	Payment on July 28	Payment on August 28	Payment on September 28	Payment on October 28	Payment on November 28	Payment on December 28
2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$5.0000	$5.0000	$5.0000
2023	$5.0000	$5.0000	$5.0000	$5.0000	$5.0000	$5.0000	$5.0000	$5.0000	$5.0000	$5.0039	$5.0039	$5.0039
2024	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039
2025	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039
2026	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039
2027	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$5.0039	$1,005.0039	N/A	N/A	N/A
Sale, Exchange or Retirement. Upon a sale, exchange or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and that holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments) and reduced by the amount of any noncontingent payment and the projected amount of any contingent payment previously made to the holder and, if applicable, increased or decreased by the amount of any positive or negative adjustment that the holder is required to make with respect to the notes under the rules set forth in the accompanying prospectus addressing purchases of notes for an amount that differs from the notes’ adjusted issue price at the time of purchase. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders
Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of the notes.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations—Taxation of Debt Securities—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.